UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

ORBCOMM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 30, 2010

Dear Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders.

We will hold the Annual Meeting at the Hyatt Dulles, 2300 Dulles Corner Boulevard, Herndon, Virginia 20171, on Thursday April 29, 2010, at 8:00 a.m. local time. At the meeting we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of three directors and ratify the selection of KPMG LLP as our independent registered public accounting firm, as well as to transact such other business as may properly come before the meeting. Shareholders will then have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

Your vote is important no matter how many or how few shares you own. Whether or not you plan to attend the meeting, please vote via the Internet, by telephone or by returning your proxy card as soon as possible.

Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring a copy of a brokerage statement showing your ownership as of the March 15, 2010 record date.

We are providing you the Proxy Statement for our 2010 Annual Meeting of Shareholders and our 2009 Annual Report on Form 10-K. You may also access these materials via the Internet at http://bnymellon.mobular.net/bnymellon/orbc. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Jerome B. Eisenberg
Chairman of the Board

ORBCOMM Inc.
2115 Linwood Avenue, Suite 100
Fort Lee, New Jersey 07024

Notice of 2010 Annual Meeting of Shareholders

To the Shareholders of ORBCOMM Inc.:

The 2010 Annual Meeting of Shareholders of ORBCOMM Inc. will be held at the Hyatt Dulles, 2300 Dulles Corner Boulevard, Herndon, Virginia 20171, on Thursday, April 29, 2010, at 8:00 a.m., local time, for the following purposes:

(a) to elect three members to our board of directors with terms expiring at the Annual Meeting in 2013; and

(b) to ratify the appointment by the Audit Committee of our board of directors of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

Only shareholders of record at the close of business on March 15, 2010 will be entitled to notice of, and to vote at, the 2010 Annual Meeting and any postponements, adjournments or delays thereof. A list of such shareholders will be available for inspection by any shareholder at the 2010 Annual Meeting and at the offices of the Company at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024, for at least ten (10) days prior to the 2010 Annual Meeting.

Shareholders are requested to submit a proxy for voting at the 2010 Annual Meeting over the Internet, by telephone or by completing, signing, dating and returning a proxy card in the enclosed postage-paid envelope as promptly as possible. Submitting your vote via the Internet, by telephone or by returning a proxy card will not affect your right to vote in person should you decide to attend the 2010 Annual Meeting.

By order of the Board of Directors,

Christian G. Le Brun
Secretary

March 30, 2010

ORBCOMM Inc.

Proxy Statement for the 2010 Annual Meeting

i

ORBCOMM Inc.

Proxy Statement

2010 ANNUAL MEETING

The enclosed proxy is solicited by the board of directors of ORBCOMM Inc. for use in voting at the 2010 Annual Meeting of Shareholders of ORBCOMM Inc. to be held on April 29, 2010, and any postponements, adjournments or delays thereof (the “Annual Meeting” or the “2010 Annual Meeting”), for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Shareholders. This proxy statement and the proxy are first being sent to shareholders and being made available on the Internet (http://bnymellon.mobular.net/bnymellon/orbc) on or about March 30, 2010. We will refer to our company in this proxy statement as “we”, “us”, the “Company” or “ORBCOMM”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What am I Voting On at the Annual Meeting?

You will be voting on the following:

•	the election of three members of our board of directors; and

•	the ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the Company’s common stock at the close of business on March 15, 2010, the record date for the meeting, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of our common stock held on the record date. There is no cumulative voting. On March 15, 2010, the record date for the Annual Meeting, there were 42,562,951 shares of our common stock outstanding and entitled to vote.

Who may Attend the Annual Meeting?

All shareholders as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker, bank or other nominee in “street name”, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting. If you want directions to the Annual Meeting, they can be obtained by contacting Fran Lippe at (703) 433-6310.

How Do I Vote My Shares?

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares right away. Voting now will not affect your right to attend or your ability to vote at the Annual Meeting.

If you are a registered shareholder (that is, your shares are registered directly in your name through our stock transfer agent, BNY Mellon Investor Services, or you have stock certificates), you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	By Internet or telephone. Registered shareholders may vote on the Internet at www.proxyvoting.com/orbc by following the instructions on your screen, or by telephone by dialing (866) 540-5760. Please have your proxy card ready when voting by Internet or telephone.

•	In person at the meeting. If you attend the meeting you may deliver your proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (that is, held through a brokerage firm, bank, broker-dealer or other similar organization or nominee), you must provide the brokerage firm, bank, broker-dealer or other similar organization or nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or telephone. Street holders may vote on the Internet at www.proxyvoting.com/orbc and following the instructions on your screen, or by telephone by dialing (866) 540-5760. Please have your proxy card ready when voting by Internet or telephone.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a “legal” proxy from the broker or other nominee and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a legal proxy from your broker. You will also need to sign a ballot in order to have your vote counted.

If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please sign, date and return the proxy card for each account. You should vote all of your shares of common stock.

How Will My Proxy Be Voted?

If you use the telephone or Internet voting procedures or duly complete, sign and return a proxy card to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our board of directors: “FOR” the election of the nominees for directors set forth herein and “FOR” ratification of the appointment of the independent registered public accounting firm. In addition, if other matters come before the Annual Meeting, the persons named as proxies in the proxy card will vote in accordance with their best judgment with respect to such matters.

Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the Annual Meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.

If My Shares Are Held in “Street Name,” How Will My Broker Vote?

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (that is, your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the election of directors (Proposal 1), but may vote your shares in its discretion with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal 2). We urge you to instruct your broker or other nominee how to vote your shares by following those instructions.

May I Revoke My Proxy?

For shareholders of record, whether you vote via the Internet, by telephone or by mail, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Company so long as it is received prior to the Annual Meeting;

•	casting a later vote using the telephone or Internet voting procedures;

•	submitting a properly signed proxy card with a later date so long as it is received prior to the Annual Meeting; or

•	voting in person at the Annual Meeting.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareholders, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy instructions and cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

How Many Votes are Needed to Elect Directors and Ratify the Appointment of Our Independent Registered Public Accounting Firm?

Election of Directors.  Directors are elected by a plurality of votes cast. This means that the three nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting, a quorum being present, will become directors.

Selection of our Independent Registered Public Accounting Firm.  An affirmative vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote on the matter, a quorum being present, is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

What Constitutes a Quorum for the Meeting?

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. As of March 15, 2010, there were 42,562,951 outstanding shares of our common stock.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareholders vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for ratifying the appointment of KPMG as our independent registered public accounting firm. The shares of a shareholder who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a matter will be counted for purposes of determining whether a quorum is present at the meeting. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting has no effect in the election of directors, but has the same legal effect as a vote “against” ratifying the appointment of KPMG as our independent registered public accounting firm. A broker non-vote on a matter is not deemed to be present or represented by proxy for purposes of determining whether shareholder approval of the matter is obtained and has no effect in the election of directors or on ratifying the appointment of KPMG as our independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 29, 2010.

The proxy statement and annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/orbc.

ELECTION OF DIRECTORS (PROPOSAL 1)

Our Restated Certificate of Incorporation provides that the board of directors will consist of three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. One class of directors is elected each year with terms extending to the third annual meeting after such election.

The terms of the three directors in Class I expire at the 2010 Annual Meeting. The board has designated Didier Delepine, Hans E. W. Hoffmann and Gary H. Ritondaro, upon the recommendation of the Nominating and Corporate Governance Committee, as nominees for election as directors at the 2010 Annual Meeting with terms expiring at the 2013 Annual Meeting of Shareholders.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the three nominees specified in “Class I — Nominees for Election as Directors with Terms Expiring in 2013” below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee as selected by the board of directors, and the Company will provide shareholders with the required biographical information of such substitute nominee in advance of the meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting and entitled to vote is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” do not have the authority to vote on the election of directors when they do not receive instructions from beneficial owners. Accordingly, a broker non-vote will not be counted as a vote to elect directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

For each director nominee and each continuing director, we have stated the nominee’s or continuing director’s name, age and principal occupation; his position, if any, with the Company; his period of service as a director of the Company; his business experience for at least the past five years; other directorships held; and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to conclude that the person should serve as a director of the Company. Each nominee for director has consented to being named in this proxy statement and to serve as a director if elected.

Class I — Nominees for Election as Directors With Terms Expiring at the 2013 Annual Meeting

Didier Delepine	Director Since May 2007	Age 62

Mr. Delepine is currently Chairman of the Board of Viatel Ltd., Chairman of the Supervisory Board of OneAccess S.A., and a director of Global Telecom & Technology, Inc. Mr. Delepine served as President and Chief Executive Officer of Equant (now Orange Business Services) (global data networking and managed communications) from 1998 to 2003. From 1995 to 1998, Mr. Delepine served as President and Chief Executive Officer of Equant’s network services division and as Chairman and President of Equant’s Integration Services division, Americas. From 1983 to 1995, Mr. Delepine held a range of senior management positions at SITA, the global telecommunications and technology organization supporting the world’s airlines. Mr. Delepine was a director of Intelsat, Ltd., a global provider of communications services, from 2003 to 2005 and Eircom Group plc, an Irish communications company, from 2003 to 2006. Mr. Delepine’s high level managerial experience, service on various boards of directors, strong operational expertise and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Hans E. W. Hoffmann	Director Since November 2006	Age 76

Mr. Hoffmann currently serves as President of the Bremen United States Center (international relations) and Vice President of Bund der Steuerzahler Niedersachsen und Bremen e.v. (tax policy), positions he has held since 2001. Mr. Hoffmann was the President and Chief Executive Officer of ORBCOMM LLC from 2001 to 2003. Prior to joining ORBCOMM LLC, Mr. Hoffmann served as the President of STN Atlas Elektronik GmbH, a 5,200 person Germany-based corporation that manufactures products for the aerospace, navy equipment and military markets, from 1994 to 1997. Mr. Hoffmann’s extensive experience with satellite companies, strong background in the satellite industry and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Gary H. Ritondaro	Director Since November 2006	Age 63

Mr. Ritondaro is the Senior Vice President and Chief Financial Officer of LodgeNet Interactive Corporation (largest provider of media and connectivity solutions to the hospitality industry), a position he has held since 2001, and has also served as Senior Vice President, Finance, Information Systems and Administration of LodgeNet since July 2002. Prior to joining LodgeNet, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Mail-Well, Inc., an NYSE-listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, an NYSE-listed international manufacturer of specialty plastics, chemicals, colors, industrial coatings and ceramics. Mr. Ritondaro’s significant financial expertise, broad understanding of financial issues, significant experience dealing with complex problems and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Class II — Continuing Directors With Terms Expiring at the 2011 Annual Meeting

Marc J. Eisenberg	Director Since March 2008	Age 43

Mr. Eisenberg is our Chief Executive Officer, a position he has held since March 2008. He served as our Chief Operating Officer from February 2007 to March 2008. From June 2006 to February 2007, he was our Chief Marketing Officer and from March 2002 to June 2006, he was our Executive Vice President, Sales and Marketing. He was a member of the board of directors of ORBCOMM Holdings LLC from May 2002 until February 2004. Prior to joining ORBCOMM, from 1999 to 2001, Mr. Eisenberg was a Senior Vice President of Cablevision Electronics Investments, where among his duties he was responsible for selling Cablevision services such as video and internet subscriptions through its retail channel. From 1984 to 1999, he held various positions, most recently as the Senior Vice President of Sales and Operations with the consumer electronics company The Wiz, where he oversaw sales and operations and was responsible for over 2,000 employees and $1 billion a year in sales. Mr. Eisenberg is the son of Jerome B. Eisenberg. Mr. Eisenberg’s significant and meaningful knowledge of our Company, in-depth knowledge of our global operations and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Timothy Kelleher	Director Since March 2008	Age 47

Mr. Kelleher has been a member of our board of directors since March 2008 and previously served as a member of our board of directors from December 2005 to June 2007. He is a Managing Member of PCG Capital Partners Advisors II LLC (investment management), focusing on providing growth capital to established companies, and was previously a Managing Director of Pacific Corporate Group, which he joined in 2002. Prior to joining Pacific Corporate Group, Mr. Kelleher was a Partner and Senior Vice President at Desai Capital Management Incorporated from 1992 to 2002 and held positions at Entrecanales, Inc., L.F. Rothschild & Co. Incorporated and Arthur Young & Co. Mr. Kelleher’s significant financial expertise, significant board level experience helping growth companies achieve their full potential and success dealing with complex business and financial issues and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

John Major	Director Since April 2007	Age 64

Mr. Major is President of MTSG (strategic consulting and investment), which he founded in January 2003. From April 2004 to October 2006, Mr. Major also served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998, he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major is Chairman of the Board of Broadcom Corporation as well as a director of Lennox International, Inc. and Littelfuse Inc. Mr. Major was a director of Verilink Corporation from 1998 to 2007. Mr. Major’s senior leadership positions at a number of companies, strong operational expertise, strong background in the technology sector and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Class III — Continuing Directors With Terms Expiring at the 2012 Annual Meeting

Jerome B. Eisenberg	Director Since February 2004	Age 70

Mr. Eisenberg has been our non-executive Chairman of the Board since March 2008. He served as our Chairman and Chief Executive Officer from January 2006 to March 2008 and our Chief Executive Officer and President from December 2004 to January 2006. Mr. Eisenberg has been a member of the board of directors of ORBCOMM LLC and ORBCOMM Holdings LLC since 2001. Between 2001 and December 2004, Mr. Eisenberg held a number of positions with ORBCOMM Inc. and with ORBCOMM LLC, including Co-Chief Executive Officer of ORBCOMM Inc. Mr. Eisenberg has worked in the satellite industry since 1993 when he helped found Satcom International Group plc. From 1987 to 1992, he was President and CEO of British American Properties, an investment company funded by European and American investors that acquired and managed various real estate and industrial facilities in various parts of the U.S. Prior thereto, Mr. Eisenberg was a partner in the law firm of Eisenberg, Honig & Folger; CEO and President of Helenwood Manufacturing Corporation (presently known as Tennier Industries), a manufacturer of equipment for the U.S. Department of Defense; and Assistant Corporate Counsel for the City of New York. Mr. Eisenberg is the father of Marc Eisenberg, a member of the board of directors and our Chief Executive Officer. Since 2010, Mr. Eisenberg is a director of GelTech Solutions, Inc. Mr. Eisenberg’s significant and meaningful knowledge of our Company (as former senior management of the Company), significant experience with the satellite industry and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Marco Fuchs	Director Since February 2004	Age 47

Mr. Fuchs has been a member of the board of directors of ORBCOMM LLC since 2001 and of ORBCOMM Holdings LLC from 2001 to February 2004. Mr. Fuchs is currently the Chief Executive Officer and Chairman of the Managing Board of OHB Technology A.G. (technology and space), positions he has held since 2000. From 1995 to 2000, Mr. Fuchs worked at OHB Orbital Hochtechnologie Bremen-System A.G., first as a Prokurist (authorized signatory) and then as Managing Director. Prior to that, he worked as a lawyer from 1992 to 1994 for Jones, Day, Reavis & Pogue in New York, and from 1994 to 1995 in Frankfurt am Main. Mr. Fuchs’ significant business and operating experience with satellite companies, significant experience with the satellite industry and experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

Lt. Gen. (Ret.) John R. Wood	Director Since September 2009	Age 59

Mr. Wood has been a member of the board of directors of ORBCOMM LLC since September 2009. Mr. Wood served over thirty-six years as an officer in the United States Army, retiring in January 2009. Mr. Wood served in roles of increasing responsibility, including as the Commanding General, 2nd Infantry Division, the Director of Army Strategic Plans and Policy, the Director of Joint Experimentation for the United States Joint Forces Command and, most recently, the Deputy Commander of the United States Joint Forces Command. Since retirement from the Army in January 2009, Mr. Wood has devoted his attention to the establishment of Star Strategies Group LLC, a consulting practice. Mr. Wood’s extensive military and government experience, demonstrated leadership skills, high level of character and integrity and his experience and qualifications noted above were among the factors considered by our board of directors in selecting him to serve as a director.

The board of directors recommends that you vote “FOR” the election as directors of the three Class I director nominees described above, which is presented as Proposal 1.

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the board of directors. Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, composed of three members each.

The functions of each of our board committees are described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The committee charters are also available in print to any shareholder upon request. The board of directors held six meetings during fiscal year 2010. All directors attended at least 75% of all meetings of the board and those committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. All of the directors attended the 2009 Annual Meeting.

The board has reviewed the independence of its members considering the independence criteria of The NASDAQ Stock Market, or NASDAQ, and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Company. Based on this review, the board has determined that none of the current directors, other than Jerome B. Eisenberg (a former executive officer and current employee of the Company), Marc J. Eisenberg (an executive officer of the Company) and Marco Fuchs (a senior executive of OHB Technology A.G., the supplier of the Company’s quick-launch satellite buses and integration and launch services), has a material relationship with the Company and each of Didier Delepine, Hans Hoffman, Timothy Kelleher, John Major, Gary Ritondaro and John Wood meets the independence requirements of NASDAQ.

The independent directors meet in executive session without the presence of any executive officer or member of management at least twice a year in conjunction with regular meetings of the board. A director designated by the independent directors will chair the session. The independent directors generally designate the chairman of one of the board committees as chair, depending upon whether the principal items to be considered at the session are within the scope of the applicable committee.

Board Leadership Structure.  The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board or whether the Chairman should be a member of management or a non-management director, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. In 2008, in connection with the transition of the Chief Executive Officer position from Jerome Eisenberg to Marc Eisenberg, the board determined that having Jerome Eisenberg continue in his role as Chairman of the Board in a non-executive capacity would provide continuity in the board’s leadership and allow the Chief Executive Officer to focus on the management of the Company’s day-to-day operations. In addition, as the former Chief Executive Officer, Jerome Eisenberg has extensive knowledge of the Company and its business and industry that are an invaluable resource for the board. Although Jerome Eisenberg is not an independent director due to his prior service as an executive officer and continued employment in a non-executive capacity, the board believes that this leadership structure is in the best interests of the Company’s shareholders at this time.

Audit Committee.  The Audit Committee, among other things:

•	reviews and oversees the integrity of our financial statements and internal controls;

•	reviews the qualifications of and recommends to the board of directors the selection of, our independent public accountants, subject to ratification by our shareholders, and reviews and approves their fees;

•	reviews and oversees the adequacy of our accounting and financial reporting processes, including our system of internal controls and disclosure controls, and recommendations of the independent accountants with respect to our systems; and

•	reviews and oversees our compliance with legal and regulatory requirements.

Gary Ritondaro, Didier Delepine and Hans Hoffmann currently serve as members of our Audit Committee. Each member of our Audit Committee meets the independence and financial literacy requirements of NASDAQ, the SEC and applicable law. All members of our Audit Committee are able to read and understand fundamental financial statements. The board of directors has determined that Gary Ritondaro is an “audit committee financial expert” as defined by the SEC rules. Mr. Ritondaro serves as chair of our Audit Committee. The Audit Committee met five times during the 2009 fiscal year.

Compensation Committee.  The Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and determines and approves the level of the Chief Executive Officer’s compensation based on this evaluation;

•	determines the base and incentive compensation of other senior executives, and determines the terms of the employment of senior executives, including the Chief Executive Officer;

•	reviews, administers, monitors and recommends to the board of directors all executive compensation plans and programs, including incentive compensation and equity-based plans; and

•	evaluates and makes recommendations regarding the compensation of non-employee directors and administration of non-employee director compensation plans or programs.

Hans Hoffmann, Timothy Kelleher, John Major and John Wood currently serve as members of our Compensation Committee. Hans Hoffman served as chair of our Compensation Committee until January 2010. Effective February 1, 2010, Timothy Kelleher serves as chair as of our Compensation Committee. Each member of our Compensation Committee meets the independence requirement of NASDAQ and applicable law. The Compensation Committee met four times during the 2009 fiscal year.

For description of the role of our executive officers on determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis — Role of Executives and Others in Establishing Compensation”.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, among other things:

•	reviews and recommends to the board of directors the size and composition of the board, the qualification and independence of the directors and the recruitment and selection of individuals to serve as directors;

•	reviews and recommends to the board of directors the organization and operation of the board of directors, including the nature, size and composition of committees of the board, the designation of committee chairs, the designation of a Chairman of the Board or similar position, and the distribution of information to the board and its committees;

•	coordinates an annual self-assessment by the board of its operations and performance and the operations and performance of the committees and prepares an assessment of the board’s performance for discussion with the board;

•	in coordination with the Compensation Committee, evaluates the performance of the Chief Executive Officer in light of corporate goals and objectives; and

•	oversees our corporate governance policies, practices and programs.

John Major, Didier Delepine and Gary Ritondaro currently serve as members of our Nominating and Corporate Governance Committee. Each member of our Nominating and Corporate Governance Committee meets the independence requirement of NASDAQ and applicable law. John Major serves as chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met twice during the 2009 fiscal year.

The Nominating and Corporate Governance Committee, the Chairman of the Board and the Chief Executive Officer or other members of the board of directors may identify a need to add new members to the board or to fill a vacancy on the board. In that case, the committee will initiate a search for qualified director candidates, seeking input from other directors, and senior executives and, to the extent it deems appropriate, third party search firms to identify potential candidates. The committee will evaluate qualified candidates and then make its recommendation to the board, for its consideration and approval. In making its recommendations to the board, the committee will consider the selection criteria for director candidates set forth in our Board Membership Criteria (a copy of which is available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”), including the following:

•	each director should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.

•	each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

•	each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

While the board does not have a formal policy with respect to diversity, it believes that it is essential that the directors represent the balanced, best interests of the shareholders as a whole, rather than special interest groups or constituencies, and takes into consideration in assessing the overall composition and needs of the board such factors as diversity of professional experience, skills and background, age, international background and specialized expertise. The committee from time to time reviews with the board our Board Membership Criteria in the context of current board composition and the Company’s circumstances.

In March 2010, the board, upon the recommendation of the committee, adopted an amendment to our Corporate Governance Guidelines to implement a director age policy, pursuant to which any director who has achieved age 75 would be subject to an annual review by the committee with respect to such director’s continued service on the board, considering any factors or other information that is considered appropriate and relevant, including the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the board, the overall composition of the board and whether the director’s resignation from the board would be in the best interests of the Company and its shareholders. The board, upon the recommendation of the committee, will then decide whether or not to accept the director’s tendered resignation. Each nominee for director who has achieved age 75 or would achieve age 75 during his or her term if elected is required, upon his or her election, to submit a resignation conditional upon the board’s acceptance in connection with the annual review. Hans Hoffman, a Class I director nominee for election at the Annual Meeting, is subject to this policy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our shareholders for election to the board of directors. Shareholders wishing to recommend director candidates can do so by writing to the Secretary of ORBCOMM Inc. at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. Shareholders recommending candidates for consideration by the committee must provide each candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The recommending shareholder must also provide evidence of being a shareholder of record of our common stock at the time. The committee will evaluate properly submitted shareholder recommendations under substantially the same criteria and substantially the same manner as other potential candidates.

In addition, our By-Laws establish a procedure with regard to shareholder proposals for the 2011 Annual Meeting, including nominations of persons for election to the board of directors, as described below under “Shareholder Proposals for Annual Meeting in 2011”.

Compensation Committee Interlocks and Insider Participation.  None of our executive officers currently serves or served during 2009 as a director or member of the compensation committee of another entity with an executive officer who serves on our board of directors or our Compensation Committee. For description of the members of our Compensation Committee, see “Board of Directors and Committees — Compensation Committee”.

Standards of Business Conduct.  The board of directors has adopted a Standards of Business Conduct that is applicable to all of our directors, officers and employees. Any material changes made to the Standards of Business Conduct or any waivers granted to any of our directors and executive officers will be publicly disclosed in accordance with applicable NASDAQ and SEC rules. A copy of our Standards of Business Conduct is available on the Corporate Governance page of our website at www.orbcomm.com or upon request, without charge, by contacting our Investor Relations Department by calling 703-433-6505.

Risk Oversight.  The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board has designated the Audit Committee to take the lead in overseeing risk management and pursuant to its charter, the Audit Committee reviews and discusses with management the steps management has taken to assess, monitor and control the Company’s strategic, operational, financial and compliance risks, including guidelines and policies to govern the process by which such risk assessment and risk management are undertaken. The entire board is regularly informed by the Audit Committee on these matters. Notwithstanding the Audit Committee’s primary risk oversight role, the entire board is actively involved in the oversight of the operational risks with respect to the Company’s current satellite constellation and proposed next-generation satellites and receives regular presentations from management regarding these matters.

Communications to the Board.  Shareholders and other interested parties may send communications to the board of directors, an individual director, the non-management directors as a group, or a specified committee at the following address:

ORBCOMM Inc.
c/o Corporate Secretary
2115 Linwood Avenue, Suite 100
Fort Lee, NJ 07024
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

DIRECTOR COMPENSATION

The following independent directors: Didier Delepine, Hans Hoffmann, John Major, Gary Ritondaro and John Wood, each receive an annual retainer of $35,000. In addition to the annual retainer, each of these directors receives $3,000 annually for each committee on which he serves or $10,000 annually for service as the chair of a committee. Each of these directors receives an attendance fee of $1,000 for each committee meeting. None of Messrs. Marco Fuchs, Timothy Kelleher, Marc Eisenberg and Jerome Eisenberg received any retainer or committee fees for their service on the board of directors and committees in 2009. However, beginning in 2010, Mr. Kelleher will receive retainer and committee fees for his service on the board of directors and committees. All directors are reimbursed for reasonable expenses incurred to attend meetings of the board of directors. On February 2, 2009, we granted an award of 19,335 time-based restricted stock units, or RSUs, with a value of $30,000 (based on the closing price of our common stock of $1.55 per share on February 2, 2009) to each of Messrs. Delepine, Hoffmann, Major and Ritondaro. On January 1, 2010, these time-based awards vested. On February 1, 2010, we granted an award of 13,215 time-based RSUs with a value of $30,000 (based on the closing price of our common stock of $2.27 per share on February 1, 2010) to each of Messrs. Delepine, Hoffmann, Kelleher, Major, Ritondaro and Wood. These RSUs will vest on January 1, 2011.

Under the terms of our directors’ deferred compensation arrangements, a non-employee director may elect to defer all or part of the cash payment of director retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the U.S. Treasury Department. Each member of the Audit Committee also has the alternative each year to determine whether to defer all or any portion of his or her cash retainer fees for Audit Committee service by electing to receive shares or restricted shares of our common stock valued at the closing price of our common stock on NASDAQ on the date each retainer payment would otherwise be made in cash.

Director Compensation for Fiscal Year 2009

	Fees Earned or Paid		All Other
Name	in Cash	Stock Awards(1)	Compensation	Total
	($)	($)	($)	($)

Jerome Eisenberg	337,813 (2)	—	11,618 (3)	349,431
Didier Delepine	58,184	30,000	—	88,184
Hans Hoffmann	67,867	30,000	—	97,867
John Major	64,867	30,000	—	94,867
Gary Ritondaro	66,867	30,000	—	96,867
John Wood	12,688 (4)	—	—	12,688
Marco Fuchs	—	—	—	—
Timothy Kelleher	—	—	—	—

(1)	The amounts shown in the “Stock Awards” column represent the full grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For a discussion of assumptions used to calculate the grant date fair value of the RSU awards shown in the table, see Note 6 to our consolidated financial statements included in our Annual Report of Form 10-K for the year ended December 31, 2009.

(2)	The amount includes an annual base salary of $217,750, and a one-time cash payment of $116,250 and interest thereon of $3,813 in connection with Mr. Eisenberg’s transition from Chairman and Chief Executive Officer to non-executive Chairman of the Board under his employment agreement.

(3)	The amount represents payment for life insurance premiums.

(4)	The amount includes the pro rated amount of the annual retainer for services as a director for Mr. Wood, who became a director in September 2009.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in overseeing the accounting and financial reporting processes of the Company, the audits of the financial statements, compliance with legal and regulatory requirements and the qualifications, independence and performance of its independent registered public accounting firm.

Our roles and responsibilities are set forth in a written charter adopted by the board, which is available on the Company’s website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance”. We review and reassess the charter annually, and more frequently as necessary, to address any changes in NASDAQ corporate governance and SEC rules regarding audit committees, and recommend any changes to the board of directors for approval.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP (KPMG), is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. KPMG is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

We are responsible for overseeing the Company’s accounting and financial reporting processes. In fulfilling our responsibilities for the accounting and financial processes for fiscal year 2009, we:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and KPMG;

•	reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2009 and KPMG’s audit report on the effectiveness of internal control over financial reporting;

•	discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and correspondence from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. We also discussed with KPMG its independence.

For information on fees paid to KPMG in fiscal 2009 and to Deloitte & Touche LLP, the Company’s former independent registered public accounting firm, for each of fiscal 2009 and 2008, see “Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm (Proposal 2)”.

We reviewed and approved all audit and audit-related fees and services. The Company is not using KPMG for non-audit related services. In fulfilling our responsibilities, we met with KPMG, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting and internal control environment. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined appropriate.

Based on our review of the audited financial statements and discussions with, and the reports of, management and KPMG, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The Audit Committee has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010, subject to the ratification of shareholders.

Audit Committee

Gary Ritondaro, Chairman
Didier Delepine
Hans E. W. Hoffmann

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership, reported to us as of March 15, 2010, of our common stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) of each director, each nominee for director, each named executive officer, of such persons and other executive officers as a group and of beneficial owners of 5% or more of our common stock. The business address of the named executive officers and directors is c/o ORBCOMM Inc., 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024. As of March 15, 2010, there were 42,562,951 outstanding shares of our common stock.

	Shares of
	Common Stock	Percentage of Total
Name of Beneficial Owner	Owned(1)	Common Stock Held

Greater than 5% Stockholders
PCG Satellite Investments LLC(2)	4,116,383	9.7%
OHB Technology A.G.(3)	2,229,103	5.2%
Named Executive Officers and Directors
Jerome B. Eisenberg(8)	1,417,267	3.3%
Marc Eisenberg(4)	802,157	1.9%
Robert G. Costantini(5)	362,797	1.0%
John J. Stolte, Jr.(6)	174,822	*
Christian G. Le Brun(7)	165,092	*
Didier Delepine	26,468	*
Marco Fuchs(3)	2,229,103	5.2%
Hans E. W. Hoffmann	83,002	*
Timothy Kelleher(9)	4,116,383	9.7%
John Major	26,468	*
Gary H. Ritondaro	26,468	*
John Wood	—	*
All executive officers and directors as a group (12 persons)	9,430,047	21.3%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the amounts shown as being beneficially owned by each stockholder or group listed above represent shares over which that stockholder or group holds sole investment power.

(2)	The managing member of PCG Satellite Investments LLC is CalPERS/PCG Corporate Partners, LLC, whose manager is PCG Corporate Partners Investments LLC. PCG Corporate Partners Investments LLC is owned and managed by Pacific Corporate Group Holdings, LLC. Pacific Corporate Group Holdings, LLC is owned and managed by Christopher J. Bower. Timothy Kelleher, a director of the Company, is a Managing Director of Pacific Corporate Group Holdings, LLC, which is an affiliate of PCG Satellite Investments LLC. PCG Satellite Investments LLC’s address is 1200 Prospect Street, Suite 200, La Jolla, California 92037.

(3)	Includes 2,168,779 shares of common stock held by OHB Technology A.G., and 60,324 shares of common stock held by ORBCOMM Deutschland A.G. Marco Fuchs, one of our directors, is Chief Executive Officer of OHB Technology A.G. which owns ORBCOMM Deutschland A.G. Manfred Fuchs, Marco Fuchs and Christa Fuchs hold voting and investment power with regard to the shares held by OHB Technology A.G. and ORBCOMM Deutschland A.G. OHB Technology A.G.’s address is Universitaetsalle 27-29, Bremen, D-28539, Germany.

(4)	Includes 164,180 shares of common stock held by Marc Eisenberg. Also includes 280,003 shares of common stock issuable to Mr. Eisenberg upon the exercise of options and 357,974 shares of common stock underlying SARs, in each case, that are currently exercisable.

(5)	Includes 93,158 shares of common stock held by Robert G. Costantini. Also includes 269,639 shares of common stock underlying SARs that are currently exercisable.

(6)	Includes 33,820 shares of common stock held by John J. Stolte, Jr. Also includes 51,002 shares of common stock issuable to Mr. Stolte upon exercise of options and 90,000 shares of common stock underlying SARs, in each case, that are currently exercisable.

(7)	Includes 25,092 shares of common stock held by Christian G. Le Brun. Also includes 50,000 shares of common stock issuable to Mr. Le Brun upon exercise of options and 90,000 shares of common stock underlying SARs, in each case, that are currently exercisable.

(8)	Includes 931,317 shares of common stock held by Jerome B. Eisenberg and 15,759 shares of common stock held by Cynthia Eisenberg, Mr. Eisenberg’s wife. Also includes 300,003 shares of common stock issuable to Mr. Eisenberg upon exercise of options and 170,188 shares of common stock underlying SARs, in each case, that are currently exercisable.

(9)	Mr. Kelleher is a Managing Director of Pacific Corporate Group Holdings, LLC, which is an affiliate of PCG Satellite Investments LLC. See Note (2) above.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (our “Named Executive Officers”).

Compensation Committee

Our Compensation Committee assists our board of directors in fulfilling its responsibilities with respect to oversight and determination of executive compensation and human resources matters, including the compensation of the Named Executive Officers. A description of the Compensation Committee’s composition, functions, duties and responsibilities is set forth in this proxy statement under “Board of Directors and Committees — Compensation Committee”.

The Compensation Committee’s roles and responsibilities are set forth in a written charter which is available on our website at www.orbcomm.com under the heading “Investor Relations” and the subheading “Corporate Governance” and is available in print to any shareholder upon request.

Philosophy and Objectives of Compensation Programs

Our executive compensation philosophy is to create a system that rewards executives for performance and focuses our management team on the critical short-term and long-term objectives. The primary objectives of our executive compensation programs are to attract, motivate and retain talented and dedicated executives, to link annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has implemented compensation programs that make a substantial portion of the executives’ overall compensation contingent upon achieving key short-term business and long-term strategic goals established by our board of directors or the Compensation Committee, such as the expansion of our communications system, including network improvements and upgrades, the establishment and maintenance of key strategic relationships, as well as our financial and operational performance, as measured by metrics such as adjusted EBITDA (defined as EBITDA, less stock-based compensation), revenues, net number of satellite subscriber communicators added to our communications system (net satellite subscriber additions) and net number of terrestrial subscriber communicators added to our communications system (net terrestrial subscriber additions). The Compensation Committee’s goal is to set executive compensation at levels the committee believes are competitive against compensation offered by other rapidly growing companies of similar size and stage of development against whom we compete for executive talent in the communications industry, while taking into account our performance and our own strategic goals.

We seek to provide executive compensation that is competitive in order to attract, motivate and retain key talent. We aim to reward executives for achieving goals designed to generate returns for our stockholders, but not for poor performance, by linking compensation to overall business performance and the achievement of performance goals. As a result, we believe that compensation packages provided to our executives, including our Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against performance goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, and do not seek to set our executive compensation to any specific external benchmarks or peer group. Instead, we use general competitive market data available to us relating to compensation levels, mix of elements and compensation strategies being used by companies of comparable size and stage of development operating in the communications industry, and review such data against the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Elements of Compensation

Base Salary.  Base salaries are determined on an individual basis, are based on job responsibilities and individual contribution and are intended to provide our executives with current income. Base salaries for our

Named Executive Officers are reviewed annually and may be adjusted to reflect any changes in job responsibilities and individual contribution, as well as competitive conditions in the market for executive talent. Our senior management proposes new base salary amounts to the Compensation Committee for approval based on: an evaluation of individual performance and expected future contributions; a goal to ensure competitive compensation against the external market; and comparison of the base salaries of the executive officers who report directly to our Chief Executive Officer to ensure internal equity.

The base salaries of Messrs. Eisenberg, Costantini, Stolte and Le Brun were established pursuant to employment agreements entered into by the individual Named Executive Officer and us in 2008, and for Mr. Bell an employment agreement entered into in 2009.

Annual Cash Bonus.  Annual cash bonuses are designed to align employees’ goals with the Company’s financial and operational objectives for the current year and to reward individual performance. These objectives vary depending on the individual employee, but generally relate to strategic factors such as communications system expansion, including execution of a launch services contract for the next-generation satellites, network operational improvements and upgrades, international gateway installation, regulatory approvals, international licenses and government business. These objectives also include financial and operational performance targets such as revenues, adjusted EBITDA, net satellite and terrestrial subscriber additions and reductions in certain expense categories. These performance measures are primarily objective criteria that can be readily measured and do not require subjective determinations. Pursuant to their employment agreements, each Named Executive Officer is generally eligible to receive annual bonuses, payable in cash based on a percentage of base salary (which may, in some cases, exceed 100%) and dependent upon achieving or exceeding certain performance targets for that fiscal year.

For 2009, bonuses were not generally earned unless at least 90% (or 100% for certain performance metrics) of the applicable performance target was met for fiscal year 2009. Certain 2009 annual bonuses were based on achieving certain operational milestones by specified dates. For 2009, the annual bonus payable for each Named Executive Officer was allocated with respect to specified performance targets as set forth in the following table:

	Marc	Robert	John	Christian	Brian
Performance targets	Eisenberg	Costantini	Stolte	Le Brun	Bell

Adjusted EBITDA	25%	40%	10%	5%	25%
Net satellite subscriber additions	25%	20%	5%	5%	35%
Net terrestrial subscriber additions	5%	5%	—	—	5%
Revenues	15%	10%	5%	5%	20%
Execution of launch services contract for next-generation satellites	10%	10%	30%	10%	—
Government business	5%	5%	5%	5%	—
Regulatory approvals	—	—	—	15%	—
Network operational improvements	—	—	20%	—	—
International gateway installation	—	—	10%	15%	—
Legal expense reduction	—	—	—	10%	—
International licenses	—	—	—	10%	—
Network upgrade	—	—	5%	—	—
Other operational targets	15%	10%	10%	20%	15%

For Messrs. Eisenberg and Costantini, the payout amounts for each target were based on a threshold payout amount of 18% of base salary for achieving 90% of target, a lower limit payout amount of 40% of base salary for achieving 100% of target, an upper limit payout amount of 80% of base salary for achieving 117% of target and a maximum payout amount of 140% of base salary for achieving 133% of target. For Messrs. Stolte, Le Brun and Bell, the payout amounts for each target were based on a lower limit payout amount of 37.5% of base salary for achieving 100% of target and an upper limit payout amount of 75% of base salary for achieving 117% of target and there were no threshold or maximum payout amounts.

We believe that our performance targets are established at levels that are achievable. By providing for significant incentives for exceeding those targets, we motivate our Named Executive Officers to achieve strategic business objectives that result in the creation of value to us and our stockholders over the long-term.

In March 2010, our Compensation Committee determined that performance-based annual incentive awards (applying the percentages for each component set for in the table above) relating to:

•	the adjusted EBITDA target had been earned during 2009 at the maximum payout amount (at 140% of base salary) based on achieving performance above 133% of the target for Messrs. Eisenberg and Costantini and the maximum payout amount (at 75% of base salary) based on achieving performance above 117% of the target for Messrs. Stolte, Le Brun and Bell;

•	the net terrestrial subscriber additions target had been earned during 2009 at the maximum payout amount (at 140% of base salary) based on achieving performance above 133% of the target for Messrs. Eisenberg and Costantini and the maximum payout amount (at 75% of base salary) based on achieving performance above 117% of the target for Messrs. Stolte, Le Brun and Bell;

•	the execution of launch services contract for the next-generation satellites target had been earned during 2009 at the lower limit payout amount (at 40% of base salary) based on achieving performance at 100% of the target for Messrs. Eisenberg and Costantini and the lower limit payout amount (at 37.5% of base salary) based on achieving performance at 100% for Messrs. Stolte and Le Brun;

•	the government business target had been earned during 2009 at the upper limit payout amount (at 80% of base salary) based on achieving performance at 117% of the target for Messrs. Eisenberg and Costantini and the upper limit payout amount (at 75% of base salary) based on achieving performance at 117% of the target for Messrs. Stolte and Le Brun;

•	the legal expense reduction target had been earned during 2009 at the upper limit payout amount (at 75% of base salary) based on achieving performance at 117% of the target for Mr. Le Brun;

•	the international licenses target had been earned during 2009 at the lower limit payout amount (at 37.5% of base salary) based on achieving performance at 100% of the target for Mr. Le Brun;

•	the network upgrade target had been earned during 2009 at the upper limit payout amount (at 75% of base salary) based on achieving performance at 117% of the target for Mr. Stolte;

•	the net satellite subscriber additions target was not earned based on not achieving at least 90% of the target during 2009;

•	the revenue target was not earned based on not achieving at least 90% of the target during 2009;

•	the network operational improvement target was not earned based on not achieving 100% of the target during 2009; and

•	certain other operational targets were not earned based on not achieving the targets during 2009.

In March 2010, our Compensation Committee established 2010 operational and financial performance targets for which annual bonuses will be paid to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Bell based on achieving financial and performance targets and certain operational milestones by specific dates. For Messrs. Eisenberg and Costantini, the amounts for each target are based on a payout amount of 40% of base salary for achieving 100% of a lower target, a payout amount of 80% of base salary for achieving 100% of an upper target and a maximum payout amount of 140% of base salary for achieving 133% of the upper target. For Messrs. Stolte, Le Brun and Bell, the amounts for each target are based on a payout amount of 37.5% of base salary for achieving 100% of a lower target and a payout amount of 75% of base salary for achieving 100% of an upper target. In addition, the Compensation Committee may, at its sole discretion, award to the Named Executive Officers an additional bonus of 15% to 30% of base salary based on achievement of key projects. For 2010, the annual bonus payable for each of Messrs. Eisenberg, Costantini, Stolte, Le Brun and

Bell was allocated applying the percentage for each component with respect to specified performance targets as set forth in the following table:

	Marc	Robert	John	Christian	Brian
Performance targets	Eisenberg	Costantini	Stolte	Le Brun	Bell

Adjusted EBITDA, excluding AIS business	22%	25%	15%	15%	20%
Net satellite subscriber additions	8.5%	7.75%	5%	5%	30%
Net terrestrial subscriber additions	3.5%	3.5%	5%	—	5%
Revenues	8.5%	7.75%	—	5%	15%
First launch of next-generation satellites manufactured	5%	5%	13.4%	5%	—
Next-generation satellites launch vehicle completed as scheduled	5%	5%	13.3%	5%	—
Reseller agreements	3.5%	3.5%	—	5%	15%
Government business	3.5%	2.5%	—	—	5%
Regulatory approvals	—	—	—	6%	—
Network operational improvements	—	—	5%	—	—
International gateway installation	—	—	5%	9%	—
Satellite and terrestrial subscriber disconnects	5%	5%	13.3%	—	—
International licenses	5%	5%	—	10%	—
Commerical agreement with an international partner	—	—	—	5%	—
International gateway earth station agreement	—	—	—	5%	—
Discretionary	25%	25%	20%	20%	10%
Other operational targets	5.5%	5%	5%	5%	—

Long-Term Equity-Based Incentives.  In addition to the short-term cash compensation payable to our Named Executive Officers, our Compensation Committee believes that the interests of our stockholders are best served when a substantial portion of our Named Executive Officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, it is our Compensation Committee’s intention to make grants of equity-based awards to our Named Executive Officers and other key employees at such times and in such amounts as may be required to accomplish the objectives of our compensation programs. In 2009, in view of the uncertain global economic environment and its impact on our own business outlook, we did not make any equity based awards to our Named Executive Officers, other than to Mr. Bell in connection with his joining the Company. Please see the Grants of Plan-Based Awards Table and accompanying narrative disclosures set forth in this proxy statement for more information regarding the grants of equity-based awards to our Named Executive Officers in fiscal year 2009. We have not timed grants of equity-based awards in coordination with the release of non-public information nor have we timed the release of non-public information for the purpose of affecting the value of executive compensation.

Under the 2006 LTIP, the Compensation Committee has the ability to provide a number of equity-based awards, including restricted stock units (“RSUs”), stock appreciation rights (“SARs”), stock options, stock, restricted stock, performance units and performance shares to promote our long-term growth and profitability. Following adoption of the 2006 LTIP, we ceased to grant additional stock options under the 2004 Stock Option Plan. The 2004 Stock Option Plan will continue to govern all stock option awards granted under the 2004 Stock Option Plan prior to the adoption of the 2006 LTIP. Since adopting the 2006 LTIP, we have changed the mix of our equity-based incentives from stock options to a mix of RSUs and SARs. In 2010, we further shifted our equity-based incentives to primarily SARs to better align the Named Executive Officers’ incentive compensation to the appreciation of the Company’s common stock. This combination of equity-based incentives is intended to benefit stockholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. We believe that SARs provide an effective vehicle for promoting a long-term share ownership perspective for our senior management and employees and closely align the interests of senior management and employees with our achievement of longer-term financial objectives that enhance stockholder value, while at the same time limiting the dilutive effects of such equity-based awards relative to our prior practice of granting stock options and RSUs. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in us.

SARs.  A stock appreciation right, or SAR, is the right to receive a payment measured by the increase in the fair market value of a specified number of shares of our common stock from the date of grant of the SAR to the date on which the participant exercises the SAR. Under the 2006 LTIP, SARs may be (1) freestanding SARs or (2) tandem SARs granted in conjunction with an option, either at the time of grant of the option or at a later date, and exercisable at the participant’s election instead of all or any part of the related option. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares of our common stock, as the Compensation Committee may determine. Vested and unvested SARs granted to certain of our employees, including our Named Executive Officers, are subject to forfeiture in the event such employees breach the non-competition and/or non-solicitation covenants set forth in their award agreements and unvested SARs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based SARs typically vest in three equal installments based on continued employment over a three-year period. On March 3, 2010, the Compensation Committee granted Mr. Eisenberg 150,000 time-based SARs and to each of Messrs. Costantini, Stolte, Le Brun and Bell 75,000 time-based SARs under the 2006 LTIP. For each of the Named Executive Officers, the time-based SARs have a base price of $2.46 per share, the fair market value of our common stock on the date of grant, and will vest in three equal installments on December 31, 2010, 2011 and 2012.

On March 3, 2010, the Compensation Committee granted performance-based SARs under the 2006 LTIP relating to 2010 operational and financial performance targets that we believe are important to our long-term success, including revenues, adjusted EBITDA targets, net satellite and terrestrial subscriber additions on our network and expansion of our communications system with regard to preparation of the launch of our next-generation satellites. The Compensation Committee, on the recommendation of management, linked target performance levels to these measures, as we believe that each of them is an important factor in our revenue growth and for sustaining our business model. The Compensation Committee granted Mr. Eisenberg 50,000 performance-based SARs and to each of Messrs. Costantini, Stolte, Le Brun and Bell 25,000 performance-based SARs. For each of the Named Executive Officers the performance-based awards have a base price of $2.46 per share, the fair market value of our common stock on the date of grant. The 2010 performance-based SARs will vest in March 2011 dependent upon achieving specified operational and financial performance targets as determined by Compensation Committee. Each of the performance targets and the percentages for each component for fiscal 2010 performance targets with respect to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Bell were the same as those for their annual 2010 cash bonuses described above.

In addition, in March 2010, the Compensation Committee approved the proposal to grant performance-based SARs in 2011 and 2012 of 50,000 each year to Mr. Eisenberg and 25,000 each year to each of Messrs. Costantini, Stolte, Le Brun and Bell, which grants shall be subject to further action by the Compensation Committee to approve such grants in connection with establishing the vesting performance targets for each of fiscal years 2011 and 2012. The base price of the performance-based SARs to be granted in 2011 and 2012 will equal the fair market value of our common stock on the grant date upon the Compensation Committee establishing the respective performance targets for those fiscal years.

We believe that the vesting periods in connection with these time-based and performance-based SAR awards are appropriate for the following reasons:

•	they are intended to help retain employees, including executives, by rewarding them for extended, continuous service with us;

•	they are time periods that incentivize and focus executives on the long-term performance of our business over reasonable timeframes, while minimizing the potential that longer vesting periods might dilute the motivation of the executives; and

•	they allow the Compensation Committee to formulate performance targets annually that are aligned with our dynamic business plans and external factors.

RSUs.  A restricted stock unit, or RSU, is a contractual right to receive at a specified future vesting date an amount in respect of each RSU based on the fair market value on such date of one share of our common stock, subject to such terms and conditions as the Compensation Committee may establish. RSUs that become payable in accordance with their terms and conditions will be settled in cash, shares of our common stock, or a combination of cash and our common stock, as determined by the Compensation Committee. The Compensation Committee has determined that all currently outstanding RSUs will be settled in shares of common stock. The Compensation Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Compensation Committee may determine. No participant who holds RSUs will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of common stock. Vested and unvested RSUs awarded to certain of our employees, including our Named Executive Officers, will be subject to forfeiture in the event such employees breach their non-competition and/or non-solicitation covenants set forth in their award agreements and unvested RSUs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based RSUs typically vest in the same manner as time-based SARs. In February 2008, Mr. Costantini was granted 100,000 time-based RSUs, of which 40,000 vested on December 31, 2008, 30,000 vested on December 31, 2009 and 30,000 will vest on December 31, 2010. In connection with Mr. Bell’s employment in July 2009, he was awarded 70,000 time-based RSUs, subject to vesting in three equal installments on July 1, 2010, 2011 and 2012. In 2009, in view of the uncertain global economic environment and its potential impact on our business, none of the Named Executive Officers received RSU awards relating to 2009 performance targets.

Stock Options.  We may grant stock options exercisable at such time or times, and subject to such terms and conditions, as the Compensation Committee may determine consistent with the terms of the 2006 LTIP. The exercise price of such stock options will be equal to or higher than the fair market value of our common stock on the date of grant.

Our 2004 Stock Option Plan authorized us to grant options to purchase common stock to our employees, directors and consultants. Stock option grants were made at the commencement of employment or to meet other special retention or performance objectives. The Compensation Committee reviewed and approved stock option awards to executive officers, including Named Executive Officers, based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considered the recommendations of members of management, such as our Chief Executive Officer. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”). As discussed above, our equity-based incentives have shifted away from stock options and we have not granted any stock option awards since 2006.

We may also grant SARs or RSUs to executives under special circumstances outside of the annual process. Grants under the 2006 LTIP are made from time to time to selected executives in connection with talent management objectives, giving particular attention to employees’ leadership potential and potential future contributions in achieving critical business goals and objectives.

We may also grant SARs or RSUs, as deemed appropriate by the Compensation Committee, including under the terms of employment agreements with our Named Executive Officers. In connection with Mr. Bell’s employment agreement in July 2009, he was granted 70,000 time-based RSUs, subject to vesting, as described above.

Personal Benefits

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Generally these programs are the same offered to all employees.

Perquisites

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to the Company’s business. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

The principal perquisites offered to our Named Executive Officers are car allowances and life insurance premiums. Please see the Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

401(k) Plan

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Code. The plan is a defined contribution plan that covers all our employees who have been employed for three months or longer, beginning on the date of employment. Employees may contribute up to 15% of their eligible compensation (subject to certain limits) as pretax, salary deferral contributions. We have the option of matching up to 15% of 100% of the amount contributed by each employee up to 4% of employee’s compensation. In addition, the plan contains a discretionary contribution component pursuant to which we may make an additional annual contribution. Contributions made by us vest over a five-year period from the employee’s date of employment. We have not made any contributions since the inception of the plan.

Severance and Change in Control Benefits

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. These benefits include continued base salary payments and health insurance coverage (typically for a one-year period), acceleration of the vesting of outstanding equity-based awards, such as options, RSUs and SARs (without regard to the satisfaction of any time-based requirements or performance criteria), and extension of post-termination exercise periods for options and SARs (typically for 30 to 90 days).

Termination Provisions.  Our employment agreements with the Named Executive Officers provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees. In addition, we have included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally is paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of individual negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, non-competition and non-solicitation terms. See the descriptions of the individual employment agreements with the Named Executive Officers under “Certain Relationships and Transactions with Related Persons — Employment Agreements” for additional information.

Change of Control Provisions.  Under the 2004 Stock Option Plan and the 2006 LTIP and the award agreements under those plans, our stock options, RSUs and SARs generally vest upon a change of control, whether or not time vesting requirements or performance targets have been achieved. Under the employment agreements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment, a so-called “double” trigger mechanism. In adopting the so-called “single” trigger treatment for equity-based awards, we were guided by a number of principles: being consistent with current market practice among communications company peers; and keeping employees relatively whole for a reasonable period but avoid creating a “windfall”. Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity-based grants. Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the change of control transaction. The company that made the original equity grant will no longer exist after a change of control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success. Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits our tax deductions relating to the compensation paid to Named Executive Officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our stockholders. All of our equity-based compensation plans have received stockholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation would qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we recognize the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that we achieve our best interests and the best interests of our stockholders. To the extent consistent with this goal and to help us manage our compensation costs, we attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based.

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans”. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. We intend that awards granted under the 2006 LTIP will comply with the requirements of Section 409A and intend to administer and interpret the 2006 LTIP in such a manner.

Role of Executives and Others in Establishing Compensation

During 2009 our Chief Executive Officer, Mr. Eisenberg, reviewed the performance of the Named Executive Officers (other than his own, which was reviewed by the Compensation Committee), and met on a case-by-case basis with each of the other Named Executive Officers to reach agreements with respect to salary adjustments and annual award amounts, which were then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. Mr. Eisenberg in his capacity as Chief Executive Officer, attended meetings of the Compensation Committee in 2009.

The day-to-day design and administration of benefits, including health and vacation plans and policies applicable to salaried employees in general are handled by our Finance and Legal Departments. Our Compensation Committee (or board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Timothy Kelleher, Chairman
John Major
Hans E. W. Hoffmann
John R. Wood

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	$	$(1)	$(2)	$(3)	$(4)	$

Marc Eisenberg	2009	365,000	—	—	189,800	15,386	570,186
Chief Executive Officer	2008	356,437	179,577	1,007,217	302,922	14,318	1,860,471
	2007	315,000	589,329	268,237	154,350	10,982	1,337,898
Robert Costantini	2009	283,500	—	—	201,285	11,034	495,819
Executive Vice President	2008	283,500	588,701	589,278	243,788	10,292	1,715,559
and Chief Financial	2007	270,000	50,557	137,548	175,500	10,159	643,764
Officer
John J. Stolte, Jr.	2009	236,250	—	—	62,016	1,725	299,991
Executive Vice	2008	236,250	—	340,500	109,302	1,218	687,270
President — Technology	2007	225,000	—	—	21,094	539	246,633
and Operations
Christian G. Le Brun	2009	201,300	—	—	61,145	501	262,946
Executive Vice President	2008	201,300	22,448	340,500	88,622	452	653,322
and General Counsel
Brian J. Bell	2009	102,500	128,100	—	23,063	4,414	258,077
Executive Vice President-Sales and Marketing

(1)	The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of time-based and performance-based RSU awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, assuming the performance condition is achieved at the target level. For a discussion of the assumptions used to calculate the grant date fair value of the RSU awards shown in the “Stock Awards” column, see Note 6 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding RSU awards in 2009, 2008 and 2007 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding RSU awards.

(2)	The amounts set forth in the “Options Awards” column represent the aggregate grant date fair value of of time-based and performance-based SAR awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used to calculate the grant date fair value of the SAR awards shown in the “Options Awards” column, see Note 6 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding SAR awards in 2009, 2008 and 2007 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding SAR awards.

(3)	The amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the annual incentive bonus paid to Messrs. M. Eisenberg, Costantini, Stolte, Le Brun and Bell under the terms of their respective employment agreements. See the Grants of Plan-Based Awards Table for a further discussion regarding the annual incentive payments.

(4)	The amounts set forth in the “All Other Compensation” column are comprised of the following for each Named Executive Officer:

Eisenberg:

Perquisites and Personal Benefits:

2009: $14,450 for automobile allowance and $936 for payment of life insurance premiums.

2008: $13,350 for automobile allowance and $968 for payment of life insurance premiums.

2007: $10,200 for automobile allowance and $782 for payment of life insurance premiums.

Costantini:

Perquisites and Personal Benefits:

2009: $9,600 for automobile allowance and $1,434 for payment of life insurance premiums.

2008: $9,600 for automobile allowance and $692 for payment of life insurance premiums.

2007: $9,600 for automobile allowance and $559 for payment of life insurance premiums.

Stolte:

Perquisites and Personal Benefits:

2009: $1,715 for payment of life insurance premiums.

2008: $1,218 for payment of life insurance premiums.

2007: $539 for payment of life insurance premiums.

Le Brun:

Perquisites and Personal Benefits:

2009: $501 for payment of life insurance premiums.

2008: $452 for payment of life insurance premiums.

Bell:

Perquisites and Personal Benefits:

2009: $4,200 for automobile allowance and $214 for payment of life insurance premiums.

Grants of Plan-Based Awards in 2009

								All Other
								Stock
				Estimated Possible Payouts				Awards:	Grant Date
				Under Non-Equity Incentive				Number of	Fair Value of
				Plan Awards(2)				Shares of	Stock and
					Target			Stock or	Option
	Award	Committee		Threshold	Lower	Upper	Maximum	Units	Awards(3)
Name	Date(1)	Date	Award Type	($)	($)	($)	($)	(#)	($)

Marc Eisenberg	3/4/2009	3/4/2009	Annual incentive (Adjusted EBITDA)	$16,425	$36,500	$73,000	$127,750	—	$—
	3/4/2009	3/4/2009	Annual incentive (Net satellite subscriber additions)	16,425	36,500	73,000	127,750	—	—
	3/4/2009	3/4/2009	Annual incentive (Revenues)	9,855	21,900	43,800	76,650	—	—
	3/4/2009	3/4/2009	Annual incentive (Net terrestrial subscriber additions)	3,285	7,300	14,600	25,550	—	—
	3/4/2009	3/4/2009	Annual incentive (Execution of launch services contract for next-generation satellites)	6,570	14,600	29,200	51,100	—	—
	3/4/2009	3/4/2009	Annual incentive (Government business)	3,285	7,300	14,600	25,550	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #1)	3,285	7,300	14,600	25,550	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #2)	6,570	14,600	29,200	51,100	—	—
Robert G. Costantini	3/4/2009	3/4/2009	Annual incentive (Adjusted EBITDA)	20,412	45,360	90,720	158,760	—	—
	3/4/2009	3/4/2009	Annual incentive (Net satellite subscriber additions)	10,206	22,680	45,360	79,380	—	—
	3/4/2009	3/4/2009	Annual incentive (Revenues)	5,103	11,340	22,680	39,690	—	—
	3/4/2009	3/4/2009	Annual incentive (Net terrestrial subscriber additions)	2,552	5,670	11,340	19,845	—	—
	3/4/2009	3/4/2009	Annual incentive (Execution of launch services contract for next-generation satellites)	5,103	11,340	22,680	39,690	—	—
	3/4/2009	3/4/2009	Annual incentive (Government business)	2,552	5,670	11,340	19,845	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #2)	5,103	11,340	22,680	39,690	—	—
John J. Stolte, Jr.	3/4/2009	3/4/2009	Annual incentive (Adjusted EBITDA)	—	8,859	17,719	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Net satellite subscriber additions)	—	4,430	8,859	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Revenues)	—	4,430	8,859	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Execution of launch services contract for next-generation satellites)	—	26,578	53,156	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Government business)	—	4,430	8,859	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Network operational improvements)	—	17,719	35,438	—	—	—
	3/4/2009	3/4/2009	Annual incentive (International gateway installation)	—	8,859	17,719	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Network upgrade)	—	4,430	8,859	—	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #3)	—	4,430	8,859	—	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #4)	—	4,430	8,859	—	—	—
Christian G. Le Brun	3/4/2009	3/4/2009	Annual incentive (Adjusted EBITDA)	—	3,774	7,549	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Net satellite subscriber additions)	—	3,774	7,549	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Revenues)	—	3,774	7,549	—	—	—

								All Other
								Stock
				Estimated Possible Payouts				Awards:	Grant Date
				Under Non-Equity Incentive				Number of	Fair Value of
				Plan Awards(2)				Shares of	Stock and
					Target			Stock or	Option
	Award	Committee		Threshold	Lower	Upper	Maximum	Units	Awards(3)
Name	Date(1)	Date	Award Type	($)	($)	($)	($)	(#)	($)

	3/4/2009	3/4/2009	Annual incentive (Execution of launch services contract for next-generation satellites)	—	7,549	15,098	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Government business)	—	3,774	7,549	—	—	—
	3/4/2009	3/4/2009	Annual incentive (International gateway installation)	—	11,323	22,646	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Regulatory approvals)	—	11,323	22,646	—	—	—
	3/4/2009	3/4/2009	Annual incentive (International license)	—	7,549	15,098	—	—	—
	3/4/2009	3/4/2009	Annual incentive (Legal expense reduction)	—	7,549	15,098	—	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #1)	—	3,774	7,549	—	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #5)	—	7,549	15,098	—	—	—
	3/4/2009	3/4/2009	Annual incentive (operational target: #6)	—	3,774	7,549	—	—	—
Brian J. Bell	7/1/2009	7/1/2009	Annual incentive (Adjusted EBITDA)(4)	—	9,609	19,219	—	—	—
	7/1/2009	7/1/2009	Annual incentive (Net satellite subscriber Additions)(4)	—	13,453	26,906	—	—	—
	7/1/2009	7/1/2009	Annual incentive (Revenues)(4)	—	7,688	15,375	—	—	—
	7/1/2009	7/1/2009	Annual incentive (Net terrestrial subscriber additions)(4)	—	1,922	3,844	—	—	—
	7/1/2009	7/1/2009	Annual incentive (operational target: #1)(4)	—	5,766	11,531	—	—	—
	7/1/2009	7/1/2009	Time-based RSUs(5)	—	—	—	—	70,000	128,100

(1)	The date the Compensation Committee approved the issuance of the award.

(2)	The amounts shown represent annual incentive payments payable to Messrs. Eisenberg, Costantini, Stolte, Le Brun and Bell pursuant to employment agreements with the Company. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for a summary of the employment agreements. The actual annual incentive payment amount paid to each of these Named Executive Officers for fiscal year 2009 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For 2009, the incentive payment is a percentage of the executive’s 2009 base salary, determined based on the achievement of specified financial and operational performance targets of the Company for fiscal year 2009. The amounts shown in the “Threshold” column represent the amount payable for each eligible Named Executive Officer if the performance targets are achieved at the 90% level, the minimum performance required for any annual incentive payment to be made. For 2009, the threshold percentages of base salary payable as annual compensation were 18% for Messrs. Eisenberg and Costantini. The amounts shown in the Lower Limit column under “Target” represent the lower target annual incentive payment for each eligible Named Executive Officer if the performance targets are achieved at the 100% level. For 2009, the percentages of base salary payable for the Lower Limit as annual incentives if the performance targets are achieved at the 100% level were as follows: 40% for Messrs. Eisenberg and Costantini and 37.5% for Messrs. Stolte, Le Brun and Bell. The amounts shown in the Upper Limit column under “Target” represent the upper target annual incentive payment for each Named Executive Officer if the performance targets are achieved at the 117% level. For 2009, the percentages of base salary payable for the Upper

Limit as annual incentives if the performance targets are achieved at the 117% level were as follows: 80% for Messrs. Eisenberg and Costantini and 75% for Messrs. Stolte, Le Brun and Bell. The amounts shown in the “Maximum” column represents the maximum amount payable for each eligible Named Executive Officer if the performance targets are achieved above the 133% level. For 2009, the maximum percentages of base salary payable as annual compensation were 140% for Messrs. Eisenberg and Costantini. Please see “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Bonus” for a further discussion regarding our annual cash incentive payment programs.

(3)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. The grant date fair value of the time-based RSUs shown in the table was $1.83, per share based on the closing stock price of our common stock on the date of grant. For a discussion of the assumptions used to calculate the grant date fair value of the RSU and SAR awards shown in the table, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	The amounts shown above have been pro rated in accordance with Mr. Bell’s employment agreement to reflect his period of employment with the Company in 2009.

(5)	On July 1, 2009, 70,000 time-based RSU awards were granted to Mr. Bell. These time-based awards vest in three equal installments on July 1, 2010, 2011 and 2012. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a further discussion regarding time-based RSU awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option/SAR Awards							Stock Awards
													Equity Incentive
													Plan Awards:
					Equity Incentive							Equity Incentive	Market or
					Plan Awards:							Plan Awards:	Payout Value of
	Number of		Number of		Number of							Number of	Unearned
	Securities		Securities		Securities							Unearned	Shares, Units or
	Underlying		Underlying		Underlying			Number of		Market Value of		Shares, Units or	Other Rights
	Unexercised		Unexercised		Unexercised	Option/SAR		Shares or units		Shares or Units		other Rights	Units or Other
	Options/SARs		Options/SARs		Unearned	Exercise	Option/SAR	of stock that		of Stock that		that have not	That have not
	(#)		(#)		Options/SARs	Price	Expiration	have not vested		have not Vested		Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)		(#)	($)

Marc Eisenberg	146,667	(2)	—		—	$2.33	2/17/2014	—		$—		—	$—
	33,334	(2)	—		—	2.33	2/17/2014	—		—		—	—
	33,334	(2)	—		—	2.78	2/17/2014	—		—		—	—
	33,334	(2)	—		—	3.38	2/17/2014	—		—		—	—
	33,334	(2)	—		—	4.26	2/17/2014	—		—		—	—
	15,167	(3)	—		—	11.00	10/5/2016	—		—		—	—
	20,844	(3)	—		—	11.00	10/5/2016	—		—		—	—
	15,167	(3)	—		—	11.00	10/5/2016	—		—		—	—
	125,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	21,667	(3)	—		—	11.00	10/5/2016	—		—		—	—
	10,129	(3)	—		—	11.00	10/5/2016	—		—		—	—
	150,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	—		150,000	(4)	—	4.96	10/5/2016	—		—		—	—
Robert Costantini	44,444	(3)	—		—	11.00	10/5/2016	—		—		—	—
	22,222	(3)	—		—	11.00	10/5/2016	—		—		—	—
	14,444	(3)	—		—	11.00	10/5/2016	—		—		—	—
	50,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	22,223	(3)	—		—	11.00	10/5/2016	—		—		—	—
	11,111	(3)	—		—	11.00	10/5/2016	—		—		—	—
	5,195	(3)	—		—	11.00	10/5/2016	—		—		—	—
	100,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	—		100,000	(4)	—	4.96	10/5/2016	—		—		—	—
	—		—		—	—	—	30,000	(5)	81,000	(5)	—	—
John J. Stolte, Jr.	11,667	(2)	—		—	2.33	2/17/2014	—		—		—	—
	12,667	(2)	—		—	2.78	2/17/2014	—		—		—	—
	13,334	(2)	—		—	3.38	2/17/2014	—		—		—	—
	13,334	(2)	—		—	4.26	2/17/2014	—		—		—	—
	30,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	60,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
			60,000	(4)	—	4.96	10/5/2016	—		—		—	—
Christian G. Le Brun	47,952	(2)	—		—	4.88	2/17/2014	—		—		—	—
	30,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	2,048	(2)	—		—	4.88	2/17/2014
	60,000	(3)	—		—	4.96	10/5/2016	—		—		—	—
	—		60,000	(4)	—	4.96	10/5/2016	—		—		—	—
Brain J. Bell	—		—		—	—	—	—		—		—	—
	—		—		—	—	—	70,000	(6)	189,000	(6)	—	—

(1)	Based on the $2.70 per share closing price of our common stock on December 31, 2009.

(2)	Options granted under our 2004 Stock Option Plan.

(3)	SAR awards granted under our 2006 LTIP.

(4)	Time-based SAR awards granted under our 2006 LTIP which vest on December 31, 2010.

(5)	Time-based RSU award granted under our 2006 LTIP which vests on December 31, 2010.

(6)	Time-based RSU award granted under our 2006 LTIP which vests in three equal installments on July 1, 2010, 2011 and 2012.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of		Number of
	Securities Acquired	Value Realized	Securities Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(2)

Marc Eisenberg	—	—	64,727	113,191
Robert G. Costantini	—	—	36,742	92,790
John J. Stolte, Jr.	—	—	20,223	42,468
Christian G. Le Brun	—	—	8,091	14,149
Brian J. Bell	—	—	—	—

(1)	Shares acquired on vesting of time-based RSU awards and vesting in 2009 of performance-based RSU awards based on achievement of performance targets for fiscal year 2008.

(2)	Based on the closing price of our common stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2009, about shares of our common stock that may be issued upon the exercise or vesting of options, RSUs and SARs granted to employees, consultants or directors under all of our existing equity compensation plans.

	(a)		(b)		(c)
	Number of				Number of securities
	securities to be				remaining available for
	issued upon				future issuance under
	exercise or vesting		Weighted-average		equity compensation
	of outstanding		exercise price		plans (excluding
	options, RSUs		of outstanding		securities reflected
Plan Category	and SARs		options and SARs		in column (a))

Equity compensation plans approved by stockholders(1)	2,467,654	(2)	$4.99	(3)	2,015,741	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,467,654		$4.99		2,015,741

(1)	Consists of the following equity compensation plans: the 2004 Stock Option Plan and the 2006 LTIP.

(2)	Consists of 782,079 shares subject to outstanding stock options under the 2004 Stock Option Plan and 1,446,813 shares underlying outstanding time- and performance-based SARs and 238,753 shares underlying outstanding time- and performance-based RSUs granted under the 2006 LTIP.

(3)	Excludes 238,753 shares underlying outstanding time- and performance-based RSUs which do not have an exercise price.

(4)	Consists of shares available for issuance under the 2006 LTIP, which includes the remaining 214,079 shares of common stock available for issuance under the 2004 Stock Option Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

ORBCOMM Europe

We have entered into a service license agreement covering 43 jurisdictions in Europe and a gateway services agreement with ORBCOMM Europe LLC, a company in which we indirectly own a 25.5% interest. The service license agreement and the gateway services agreement with ORBCOMM Europe contain terms and conditions substantially similar to the service license agreements and the gateway services agreements we have and expect to enter into with other licensees, except for certain more favorable pricing terms. ORBCOMM Europe is owned 50% by Satcom and 50% by OHB Technology A.G. (“OHB Technology”). We own a 52% interest in Satcom. Subsequent to the acquisition of our 52% interest in Satcom, Satcom and ORBCOMM Europe are consolidated affiliates in our consolidated financial statements.

OHB Technology is a substantial stockholder and a direct investor of ours and its Chief Executive Officer, Marco Fuchs, is on our board of directors. In addition, Satcom has been appointed by ORBCOMM Europe as a country representative for the United Kingdom, Ireland and Switzerland. ORBCOMM Deutschland, an affiliate of OHB Technology, has been appointed by ORBCOMM Europe as country representative for Germany and holds the relevant regulatory authority and authorization in Germany. OHB-France, a subsidiary of OHB Technology, holds the regulatory authority and authorization in France. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason.

In connection with the organization of ORBCOMM Europe and the reorganization of our business in Europe, we agreed to grant ORBCOMM Europe approximately $3.7 million in air time credits. The amount of the grant was equal to the amount owed by ORBCOMM Global L.P. to the European Company for Mobile Communications Services N.V. (“MCS”), the former licensee for Europe of ORBCOMM Global L.P. ORBCOMM Europe, in turn, agreed to issue credits in the aggregate amount of the credits received from us to MCS and its country representatives who were stockholders of MCS. Satcom, as a country representative for the United Kingdom, Ireland and Switzerland, received airtime credits in the amount of $580,200. ORBCOMM Deutschland, as country representative for Germany, received airtime credits of $449,800. Because approximately $2.8 million of the airtime credits were granted to stockholders of MCS who are not related to us and who continue to be country representatives in Europe, we believe that granting of the airtime credits was essential to permit ORBCOMM Europe to reorganize the ORBCOMM business in Europe. The airtime credits have no expiration date. As of December 31, 2009, approximately $2.2 million of the airtime credits granted by us to ORBCOMM Europe remained unused.

Satcom International Group plc.

Satcom is our 52%-owned consolidated subsidiary that (i) owns 50% of ORBCOMM Europe, (ii) has entered into country representative agreements with ORBCOMM Europe, covering the United Kingdom, Ireland and Switzerland, and (iii) has entered into a service license agreement with us, covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia, and a gateway services agreement with us. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason. We believe that the service license agreement and the gateway services agreement between us and Satcom contain terms and conditions substantially similar to those which we have and expect to enter into with other unaffiliated licensees. As of December 31, 2009, Satcom owed us unpaid fees of approximately $96,000.

We acquired our 52% interest in Satcom from Jerome Eisenberg, our Chairman of the Board and former Chief Executive Officer, and Don Franco, a former officer of ours, who, immediately prior to the October 2005 reorganization of Satcom, together owned directly or indirectly a majority of the outstanding voting shares of Satcom and held a substantial portion of the outstanding debt of Satcom. On October 7, 2005, pursuant to a contribution agreement entered into between us and Messrs. Eisenberg and Franco in February 2004, we acquired all of their interests in Satcom in exchange for (1) an aggregate of 620,000 shares of our Series A preferred stock and (2) a contingent cash payment in the event of our sale or initial public offering. The contribution agreement was entered into in connection with our February 2004 reorganization in order to eliminate any potential conflict of interest between us and Messrs. Eisenberg and Franco, in their capacities as officers of ours. The contingent payment would equal $2 million, $3 million or $6 million in the event the proceeds from our sale or the valuation in our IPO exceeded $250 million, $300 million or $500 million, respectively, subject to proration for amounts that fell in between these thresholds. On November 8, 2006, upon completion of our IPO, we made a contingent payment of approximately $3.6 million. Immediately prior to, and as a condition to the closing of, the Satcom acquisition, Satcom and certain of its stockholders and noteholders consummated a reorganization transaction whereby 95% of the outstanding principal of demand notes, convertible notes and certain contract debt was converted into equity, and accrued and unpaid interest on such demand and convertible notes was acknowledged to have been previously released. This reorganization included the conversion into equity of the demand notes and convertible notes of Satcom held by Messrs. Eisenberg and Franco in the principal amounts of approximately $50,000 and $6,250,800, respectively, and the release of any other debts of Satcom owed to them.

As of December 31, 2009, ORBCOMM Europe had a note payable to Satcom in the amount of €1,466,920 ($2,097,696). This note has the same payment terms as the note payable from ORBCOMM Europe to OHB Technology described below under “— OHB Technology A.G.” and carries a zero interest rate. For accounting purposes, this note has been eliminated in the consolidation of ORBCOMM Europe and Satcom with ORBCOMM Inc. We own 52% of Satcom, which in turn owns 50% of ORBCOMM Europe.

We have provided Satcom with a $1.0 million line of credit for working capital purposes pursuant to a revolving note dated as of December 30, 2005. The revolving loan bears interest at 8% per annum and was originally scheduled to mature on December 30, 2006, and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. As of December 31, 2009, Satcom had $833,457 outstanding under this line of credit.

OHB Technology A.G.

On May 21, 2002, we entered into an IVAR agreement with OHB Technology (formerly known as OHB Teledata A.G.) whereby OHB Technology has been granted non-exclusive rights to resell our services for applications developed by OHB Technology for the monitoring and tracking of mobile tanks and containers. As of December 31, 2009, OHB Technology owed us unpaid fees of approximately $2,000.

In an unrelated transaction, on March 10, 2005, we entered into an ORBCOMM concept demonstration satellite bus, integration test and launch services procurement agreement with OHB-System AG (an affiliate of OHB Technology), whereby OHB-System AG will provide us with overall concept demonstration satellite design, bus module and payload module structure manufacture, payload and bus module integration, assembled satellite environmental tests, launch services and on-orbit testing of the bus module for the Concept Validation Project.

In connection with the acquisition of an interest in Satcom (see “— Satcom International Group plc.” above), we recorded an indebtedness to OHB Technology arising from a note payable from ORBCOMM Europe to OHB Technology. At December 31, 2009 the principal balance of the note payable is €1,138,410 ($1,627,912) and it has a carrying value of $1,398,000. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe. The note has been classified as long-term and we do not expect any repayments to be required prior to January 1, 2011.

On June 5, 2006, we entered into an agreement with OHB-System AG, an affiliate of OHB Technology, to design, develop and manufacture for us six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences Corporation, and launch the six integrated satellites to complete our “quick-launch” program. The original price for the six satellite buses and related integration and launch services was $20 million and payments under the agreement were due upon specific milestones achieved by OHB-System AG.

On July 2, 2008, we and OHB-System, AG entered into an agreement to amend the June 5, 2006 agreement in connection with the successful launch of the Coast Guard demonstration satellite and the five quick-launch satellites on June 19, 2008. Pursuant to the agreement, we and OHB System, AG agreed to a revised schedule of milestone and related payments for the launch of the five quick-launch satellites and delivery schedule of the sixth quick-launch satellite, with no modification to the price in the agreement entered into on June 5, 2006, including certain launch support and in-orbit testing services for the sixth quick-launch satellite. In addition, we agreed to pay an additional $450,000 to OHB-System, AG relating to the construction of the five quick-launch satellites. We and OHB-System, AG have also agreed to waive any applicable on-time delivery incentive payments and to waive any applicable liquidated damages, except for any liquidated damages with respect to delivery delay of the sixth quick-launch satellite.

As of December 31, 2009, we have made milestone payments aggregating $17.8 million under this agreement. In addition, OHB System, AG will provide services relating to the development, demonstration and launch of our next-generation satellites at a total cost of $1.35 million.

Registration Rights Agreement

On December 30, 2005, and in connection with private placements of Series B convertible preferred stock in November and December 2005 and January 2006, we entered into a Second Amended and Restated Registration Rights Agreement with the Series B preferred stock investors and holders of our Series A preferred stock and common stock who were parties to the Amended and Restated Registration Rights Agreement dated February 17, 2004.

Under the agreement, certain holders of common stock (including common stock issued upon the conversion of Series A convertible preferred stock and Series B convertible preferred stock) have the right to demand, at any time or from time to time, that we file up to two registration statements registering the common stock. Only holders of (i) at least two-thirds of the registrable securities (generally our common stock and common stock issued upon conversion of our preferred stock and warrants) outstanding as of the date of our initial public offering, (ii) at least 35% of the registrable securities outstanding as of the date of the demand or (iii) a specified number of holders of common stock issued upon conversion of our Series B convertible preferred stock may request a demand registration.

In addition, certain holders will be entitled to an additional demand registration statement on Form S-3 covering the resale of all registrable securities, provided that we will not be required to effect more than one such demand registration statement on Form S-3 in any twelve month period or to effect any such demand registration statement on Form S-3 if any such demand registration statement on Form S-3 will result in an offering price to the public of less than $20 million. Notwithstanding the foregoing, after we qualify to register our common stock on Form S-3, Sagamore Hill Hub Fund Ltd. and its affiliates (collectively,

“Sagamore”) and PCG Satellite Investments, LLC, CALPERS/PCG Corporate Partners, LLC and their affiliates (the “PCG Entities”) will have separate rights to additional demand registrations that would be eligible for registration on Form S-3; provided, that we will not be required to effect more than one such demand registration requested by Sagamore or the PCG Entities, as the case may be, on Form S-3 in any twelve month period and that Sagamore or the PCG Entities, as the case may be, will pay the expenses of such registration if such registration shall result in an aggregate offering price to the public of less than $1 million. Certain investors also have preemptive rights and piggyback registration rights as specified in our Second Amended and Restated Registration Rights Agreement.

Employment Agreements — Executive Officers

Marc Eisenberg.  On February 21, 2008, we entered into an employment agreement with Marc Eisenberg to serve as our Chief Executive Officer effective as of March 31, 2008. Upon its effectiveness, the agreement superseded and replaced any prior employment agreements with Marc Eisenberg (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

The agreement provides for an annual base salary of $365,000. In addition to his salary, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No annual incentive bonus would be paid under the agreement relating to certain operational and financial performance targets unless at least 90% of the applicable performance targets established by the Compensation Committee for that fiscal year are met or exceeded. Mr. Eisenberg will be entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Eisenberg on March 31, 2008 an award of 425,000 time-based SAR awards. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The time-based SAR awards have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 125,000 SARs vested on December 31, 2008, 150,000 SARs vested on December 31, 2009 and 150,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued Mr. Eisenberg awards consisting of 224,000 RSUs and 130,000 SARs in October 2006. The RSUs will be payable only in shares of our common stock and the SARs have a base price equal to $11.00 per share, (the initial public offering price of our common stock in November 2006). One half of the RSUs consist of time-based awards that vested in three equal installments on January 1, 2007 and 2008 and 2009. The remaining RSUs and all the SARs consist of performance-based awards which vested in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal years 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee.

If Mr. Eisenberg’s employment is terminated by us without “cause” (as defined in the agreement) or by him due to a material change in his status, title, position or scope of authority or responsibility during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Eisenberg’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant.

Upon a termination of employment following a “change of control” (as defined in the agreement), Mr. Eisenberg will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Eisenberg receives continued base salary and coverage under our health insurance plan will be the longer of one year immediately following the employment termination date or the remainder of the term of the agreement at the time the employment termination occurs.

Robert G. Costantini.  On February 21, 2008, we entered into an employment agreement with Robert G. Costantini, our Executive Vice President and Chief Financial Officer, effective as of March 31, 2008. Upon its effectiveness, the agreement superseded and replaced any previous employment agreements with Mr. Costantini (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Costantini will continue to be employed on an “at will” basis.

The agreement provides for an annual base salary of $283,500. In addition to his salary, Mr. Costantini is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Costantini is eligible to receive a bonus, beginning with 2008 fiscal year, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No annual incentive bonus would be paid under the agreement relating to certain operational and financial performance targets unless at least 90% of the applicable performance targets established by the Compensation Committee for that fiscal year are met or exceeded. Mr. Costantini is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Costantini on March 31, 2008 an award consisting of 250,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The SARs have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 50,000 SARs vested on December 31, 2008, 100,000 SARs vested on December 31, 2009 and 100,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued to Mr. Costantini awards consisting of 23,333 RSUs and 133,333 SARs. The RSUs will be payable only in shares of our common stock and the SARs will have a base price equal to $11.00 per share, (the initial public offering price of our common stock in November, 2006). One half of the RSUs and one half of the SARs consist of time-based awards which vested in three equal installments on January 1, 2007, 2008 and 2009. The remaining RSUs and SARs consist of performance-based awards which vested in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal years 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee.

If Mr. Costantini’s employment is terminated by us without “cause” (as defined in the agreement) or by him due to a material change in his status, title, position or scope of authority or responsibility during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Costantini’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in the agreement), Mr. Costantini will be entitled to the same post-employment payments as if his employment were terminated by the Company without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs, then the length of the severance period during which Mr. Costantini receives continued base salary and coverage under our health insurance plan will be the longer of one year immediately following the employment termination date or the remainder of the term of the agreement at the time the employment termination occurs.

John J. Stolte, Jr.  On February 21, 2008, we entered into an employment agreement with John Stolte, to serve as our Executive Vice President — Technology and Operations, effective as of March 31, 2008. Upon its effectiveness, the agreement superseded and replaced any previous employment agreements with Mr. Stolte (except for any of his obligations applicable to the period prior to March 31, 2008) and expires on December 31, 2010, unless terminated earlier pursuant to its terms. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Stolte will continue to be employed on an “at will” basis.

Mr. Stolte’s agreement provides for an annual base salary of $236,250. In addition to his salary, Mr. Stolte is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Stolte is eligible to receive a bonus based on a percentage of his base salary (up to 75%) dependent upon achieving certain performance targets established each year by the board of directors. Mr. Stolte is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our executives are generally permitted to participate.

In addition, under the agreement, we issued to Mr. Stolte on March 31, 2008 an award consisting of 150,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The SARs have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 30,000 SARs vested on December 31, 2008, 60,000 SARs vested on December 31, 2009 and 60,000 SARs will vest on December 31, 2010.

In addition, under his previous employment agreement, we issued to Mr. Stolte 121,333 RSUs. These RSUs will be payable only in shares of our common stock. One half of the RSUs consist of time-base awards that vested in three equal installments on May 21, 2007, May 21, 2008 and January 1, 2009. The remaining RSUs consist of performance-based awards which vested based on achieving certain operational targets by specified dates.

If Mr. Stolte’s employment is terminated by reason of his death or disability, or by us without “cause” (as defined in the agreement) during the term of the agreement, or any extension thereof, he or his estate is entitled to continue to receive his then current base salary for one year immediately following such termination. Mr. Stolte’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in the agreement), Mr. Stolte will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement.

Christian G. Le Brun.  On February 21, 2008, we entered into an employment agreement with Christian G. Le Brun to serve as our General Counsel and Executive Vice President effective as of March 31, 2008. The employment agreement expires on December 31, 2010 unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Le Brun will continue to be employed on an “at will” basis.

Mr. Le Brun’s employment agreement provides for an annual base salary of $201,300. In addition to his salary, Mr. Le Brun is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Le Brun is eligible to receive a bonus based on a percentage of his base salary (up to 75%) dependent upon achieving certain performance targets established each year by the board of directors. Mr. Le Brun is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our executives are generally permitted to participate.

In addition, under Mr. Le Brun’s employment agreement, we issued on March 31, 2008 an award consisting of 150,000 time-based SARs. Upon the exercise of a SAR award, we will deliver cash, shares of common stock valued at fair market value on the date of exercise or a combination of cash and shares of common stock, as the Compensation Committee may determine. The SARs have a base price equal to $4.96 per share, the fair market value of our common stock on the date of grant. Under the terms of the SAR award, 30,000 SARs vested on December 31, 2008, 60,000 SARs vested on December 31, 2009 and 60,000 SARs will vest on December 31, 2010.

If Mr. Le Brun’s employment is terminated by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he is entitled to continue to receive his then current base salary for one year immediately following such termination. Mr. Le Brun’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in his agreement), Mr. Le Brun will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement.

Brian J. Bell.  We entered into an employment agreement with Brian J. Bell on July 22, 2009, effective July 1, 2009 to serve as our Executive Vice President of Sales and Marketing. The employment agreement expires on December 31, 2010 unless terminated earlier pursuant to the terms of the agreement. The agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Bell will continue to be employed on an “at will” basis.

Mr. Bell’s employment agreement provides for an annual base salary of $205,000. In addition to his salary, Mr. Bell is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Bell is eligible to receive a bonus based on a percentage of his base salary (up to 75%) dependent upon achieving certain performance targets established each year by the board of directors. Mr. Bell is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our executives are generally permitted to participate.

In addition, under Mr. Bell’s employment agreement, on July 22, 2009 we issued an award consisting of 70,000 time-based RSUs. The RSUs will be payable only in shares of our common stock. The RSUs will vest in three equal installments on July 1, 2010, 2011 and 2012.

If Mr. Bell’s employment is terminated by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he is entitled to continue to receive his then current base salary and continued health insurance coverage for one year immediately following such termination. Mr. Bell’s post-termination payments are conditioned on his executing a release in favor of us. In addition, the agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a termination of his employment following a “change of control” (as defined in his agreement), Mr. Bell will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under the agreement.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors. In addition, we have entered into indemnification agreements with certain of our executive officers in their capacity as our executive officers and as directors of certain of our subsidiaries. Each indemnification agreement provides that we will, subject to certain exceptions, indemnify the indemnified person in respect of any and all expenses incurred as a result of any threatened, pending or completed action, suit or proceedings involving the indemnified person and relating to the indemnified person’s service as an executive officer or director of ours. We will also indemnify the indemnified person to the fullest extent as may be provided under the provisions of our By-Laws and Delaware law. The indemnification period lasts for as long as the indemnified person is an executive officer or director of ours and continues if the indemnified person is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitration, administrative or investigative, by reason of fact that the indemnified person was serving in such capacity. Upon request, we must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified under any provision of the indemnification agreement, our By-Laws, Delaware law or otherwise.

Policies and Procedures for Related Person Transactions

Pursuant to the Audit Committee’s charter and applicable NASDAQ rules, the Audit Committee is responsible for reviewing and approving all related party transactions (as defined by the NASDAQ rules).

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables below reflect the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment agreement, RSU award agreements and SAR award agreements. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, change of control, disability or death is shown below for Messrs. Eisenberg, Costantini, Stolte, Le Brun and Bell. All severance payments to the Named Executive Officers are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to the Named Executive Officer’s employment with the Company. The tables assume an effective date of a change of control and termination of employment on December 31, 2009 and the amount of compensation payable to each Named Executive Officer is based upon the employment agreement for such Named Executive Officer as in effect as of that date. See “Certain Relationships and Transactions with Related Persons — Employment Agreements” for descriptions of the employment agreements currently in effect for our Named Executive Officers, which may provide for amounts different than those set forth in the following tables.

Change of Control Triggers

For the purposes of the severance payments, “change of control” means:

•	the Company’s merger or consolidation with another corporation or entity;

•	the Company’s transfer of all or substantially all of its assets to another person, corporation, or other entity; or

•	a sale of the Company’s stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company’s stock or pursuant to any stock-based compensation plan of the Company).

For purposes of the stock option awards, a “change of control” means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions, of:

•	ownership of more than 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; or

•	all or substantially all of the direct and indirect assets of the Company and its subsidiaries, other than by a person, firm, entity or group, which together with its affiliates, prior to such purchase or other acquisition, owned at least 50% of the outstanding common equity of the Company.

For purposes of the RSU awards and SAR awards, “change of control” means a “change in control event” that meets the requirements of Section 409A of the Code, as amended from time to time, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

Post-Termination Covenants

The RSU awards and SAR awards are subject to a non-competition provision restricting the Named Executive Officer’s employment with a competitor for six months following termination. The RSU awards and SAR awards are also subject to a non-solicitation provision restricting the Named Executive Officer from soliciting certain business or recruiting certain of the Company’s employees for one year following termination. If the Company determines that the Named Executive Officer violated these provisions of the RSU award or SAR award, the Named Executive Officer will forfeit all rights to any RSUs or SARs under the awards and will have to return to the Company the value of any RSUs or SARs awarded to the Named Executive Officer by the Company. The Named Executive Officers are also subject to post-termination non-competition, non-solicitation and confidentiality provisions in their employment agreements. See “Certain Relationships and Transactions with Related Persons — Employment Agreements”.

Marc Eisenberg

Voluntary
Termination
Executive Payments	With Good	Termination	For Cause	Change in
Upon Termination	Reason(1)	Without Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$371,091	$371,091	$—	$371,091
Time-based RSUs (unvested and accelerated)(3)	—	—	—	—
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	—
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2009.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by the Company or he voluntarily terminates his employment due to a material change in his status, title, position or scope of authority or responsibilities, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $6,091 at December 31, 2009. In the event Mr. Eisenberg’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to continued base salary and health insurance coverage for the longer of one year following the termination date or the remaining term of the agreement at the time of termination.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2009, he had no unvested time-based RSU awards.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2009, he had 150,000 unvested time-based SARs. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.70 per share as of December 31, 2009 was lower than the SAR base price of $4.96 per share.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2009, he had no unvested performance-based RSU awards.

(6)	Performance-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg would be entitled to immediate vesting of all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2009, he had no unvested performance-based SAR awards.

Robert Costantini

Voluntary
	Termination	Termination
Executive Payments	With Good	Without	For Cause	Change in
Upon Termination	Reason(1)	Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$289,611	$289,611	$—	$289,611
Time-based RSUs (unvested and accelerated)(3)	—	—	—	81,000
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	—
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2009.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Costantini’s employment is involuntarily terminated without cause by the Company or he voluntarily terminates his employment due to a material change in his status, title, position or scope of authority or responsibilities, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates representing a benefit valued at $6,091 at December 31, 2009. In the event Mr. Costantini’s employment is terminated following a change of control, or his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to continued base salary and health insurance coverage for the longer of one year following the termination date or the remaining term of the agreement at the time of termination.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2009, he had 30,000 unvested time-based RSU awards with a value based on the closing price of the Company’s common stock of $2.70 per share as of December 31, 2009.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2009, he had 100,000 unvested time-based SARs. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.70 per share as of December 31, 2009 was lower than the SAR base price of $4.96 per share.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2009, he had no unvested performance-based RSU awards.

(6)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini would be entitled to immediate vesting of all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2009, he had no unvested performance-based SAR awards.

John J. Stolte, Jr.

Termination
Executive Payments	Voluntary	Without	For Cause	Change in
Upon Termination	Termination(1)	Cause(1)	Termination(1)	Control(1)	Death(1)	Disability(1)

Severance payments(2)	$—	$236,250	$—	$236,250	$236,250	$236,250
Time-based RSUs (unvested and accelerated)(3)	—	—	—	—	—	—
Time-based SARs (unvested and accelerated)(4)	—	—	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2009.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Stolte’s employment is (a) involuntarily terminated without cause by the Company, (b) terminated due to death or disability or (c) not continued on substantially equivalent terms following a change of control, he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2009, he had no unvested time-based RSU awards.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte would be entitled to immediate vesting of all unvested time-based SAR awards. As of December 31, 2009, he had 60,000 unvested time-based SARs. The potential amounts earned by Mr. Stolte as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.70 per share as of December 31, 2009 was lower than the SAR base price of $4.96 per share.

Christian G. Le Brun

Executive Payments	Voluntary	Termination	For Cause	Change in
Upon Termination	Termination(1)	Without Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$—	$201,300	$—	$201,300
Time-based RSUs (unvested and accelerated)(3)	—	—	—	—
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	—

(1)	Assumes an effective date of a change of control or termination on December 31, 2009.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Le Brun’s employment is involuntarily terminated without cause he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. In the event Mr. Le Brun’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change in control, he will be entitled to the same severance payments as described above.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2009, he had no unvested time-based RSU awards.

(4)	Time-Based SARs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting on all unvested time-based SAR awards. As of December 31, 2009, he had 60,000 unvested time-based SARs. The potential amounts earned by Mr. Le Brun as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of the Company’s common stock of $2.16 per share as of December 31, 2008 was lower than the SAR base price of $4.96 per share.

(5)	Performance-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Le Brun would be entitled to immediate vesting of all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2009, he had no unvested performance-based RSU awards.

Brian J. Bell

Executive Payments	Voluntary	Termination	For Cause	Change in
Upon Termination	Termination(1)	Without Cause(1)	Termination(1)	Control(1)

Severance payments(2)	$—	$211,091	$—	$211,091
Time-based RSUs (unvested and accelerated)(3)	—	—	—	189,000

(1)	Assumes an effective date of a change of control or termination on December 31, 2009.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Bell’s employment is involuntarily terminated without cause he would be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year following such termination at then existing employee contribution rates representing a benefit valued at $6,091 at December 31, 2009. In the event Mr. Bell’s employment is terminated following a change of control or his employment is not continued on substantially equivalent terms following a change in control, he will be entitled to the same severance payments as described above.

(3)	Time-Based RSUs: Under the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Bell would be entitled to immediate vesting of all unvested time-based RSU awards. As of December 31, 2009, he had 70,000 unvested time-based RSU awards with a value based on the closing price of the Company’s common stock of $2.70 per share as of December 31, 2009.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Change of Independent Registered Public Accounting Firm

On August 27, 2009, the Audit Committee of our Board of Directors dismissed Deloitte & Touche LLP as the Company’s independent registered public accounting firm and approved the engagement of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. In connection with our change in accountants, there were no disagreements or reportable events required to be disclosed pursuant to Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v).

The audit reports of Deloitte & Touche LLP on the consolidated financial statements of the Company for years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, and the audit report of Deloitte & Touche LLP on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2008 and December 31, 2007 and the subsequent periods through August 27, 2009, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make reference to the subject matter of such disagreements in connection with its reports on the consolidated financial statements for such periods.

During the Company’s fiscal years ended December 31, 2008 and December 31, 2007 and the subsequent periods through August 27, 2009, there were no reportable events (as defined in Item 304(a) (1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, we provided Deloitte & Touche LLP with a copy of the disclosures made in a Current Report on Form 8-K filed on September 2, 2009 (the “Form 8-K”) prior to its filing with the Securities and Exchange Commission (the “SEC”). We requested Deloitte & Touche LLP to furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made therein. Such letter was filed as Exhibit 16.1 to the Form 8-K.

During the Company’s fiscal years ended December 31, 2008 and December 31, 2007, and prior to engaging KPMG LLP, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the ratification of the shareholders.

Before the Audit Committee appointed KPMG it carefully considered the independence and qualifications of that firm, including their performance in the prior year and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees

The following table sets forth the aggregate fees for professional services provided by KPMG and Deloitte & Touche LLP for the fiscal years ended December 31, 2009 and 2008 all of which were approved by the Audit Committee:

	Year Ended		Year Ended
	December 31,		December 31,
	KPMG		Deloitte & Touche LLP
	2009	2008	2009	2008

Audit Fees	$364,680	$—	$297,300	$1,135,101
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	1,500	—	—	2,500

Audit Fees.  Consisted principally of fees for professional services for the audit of the Company’s annual financial statements and internal control over financial reporting and the reviews of the Company’s quarterly financial statements for fiscal year 2009 and 2008.

All other Fees.  Represents fees for subscription services to professional literature databases.

There were no tax or audit-related services provided by KPMG in fiscal year 2009 or by Deloitte & Touche LLP in fiscal years 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit (including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the annual audit to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Chief Financial Officer reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The board of directors recommends that you vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm, which is presented as Proposal 2.

OTHER MATTERS

The board of directors is not aware of any other matters to be presented for action by the shareholders at the Annual Meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2010 Annual Meeting of Shareholders properly come before the meeting, proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NASDAQ.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements under Section 16(a) during fiscal year 2009.

ANNUAL REPORT

Our 2009 Annual Report to Shareholders, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended December 31, 2009, was sent or made available to shareholders with this proxy statement. A copy of our 2009 Annual Report to Shareholders is also available on the internet at http://bnymellon.mobular.net/bnymellon/orbc.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2011

To be eligible for inclusion in our proxy statement and the proxy card pursuant to Rule 14a-8, shareholder proposals for the 2011 Annual Meeting of Shareholders must be received on or before December 1, 2010 by the Office of the Secretary at our headquarters, 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Office of the Secretary at the above address by January 29, 2011. If the proposal is not “timely” within the meaning of Rule 14a-4(c), the proxies solicited by us for the 2011 Annual Meeting of Shareholders may confer discretionary authority to us on such proposal. In addition, our By-Laws require a shareholder desiring to propose any matter for consideration of the shareholders at the 2011 Annual Meeting of Shareholders or to nominate an individual to our board of directors to notify the Office of the Secretary in writing at the address above on or after December 30, 2010 and on or before January 29, 2011. If the number of directors to be elected to the board at the 2011 Annual Meeting of Shareholders is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the board on or before January 19, 2011, a shareholder proposal with respect to nominees for any new position created by such increase will be considered timely if received at the Office of the Secretary not later than the tenth day following our public announcement of the increase.

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

ADMISSION TO THE 2010 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareholders on April 29, 2010. Admission tickets are printed on the outside back cover of this proxy statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the March 15, 2010 record date.

Notice: If you plan on attending the 2010 Annual Meeting,
please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Shareholders
April 29, 2010, 8:00 a.m. (local time)

Hyatt Dulles 2300 Dulles Corner Boulevard Herndon, Virginia 20171 1-703-713-1234

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

ORBCOMM Inc.	ORBCOMM Inc.

2010 Annual Meeting of Shareholders	2010 Annual Meeting of Shareholders

Hyatt Dulles	Hyatt Dulles
2300 Dulles Corner Boulevard	2300 Dulles Corner Boulevard
Herndon, Virginia 20171	Herndon, Virginia 20171
1-703-713-1234	1-703-713-1234

April 29, 2010	April 29, 2010
8:00 a.m. (local time)	8:00 a.m. (local time)
Admit ONE	Admit ONE

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 28, 2010.

INTERNET
http://www.proxyvoting.com/orbc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends	FOR	WITHHOLD	*EXCEPTIONS
a vote FOR Items 1 and 2 and 3.	ALL	FOR ALL

1. Election of Directors Nominees:	☐	☐	☐

01 DIDIER DELEPINE
02 HANS E.W. HOFFMANN
03 GARY H. RITONDARO
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

	FOR	AGAINST	ABSTAIN

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, APRIL 29, 2010
8:00 AM EDT
HYATT DULLES
2300 DULLES CORNER BLVD.
HERNDON, VA 20171
YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL, SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD.
You may obtain copies of the Proxy Statement and Annual Report on the Internet at
www.orbcomm.com

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/orbc
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PROXY CARD
ORBCOMM INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Marc Eisenberg and Christian G. Le Brun, jointly and severally, proxies, with full power of substitution, to vote shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 29, 2010 or any postponement or adjournment thereof. Such proxies are directed to vote as specified or, if no specification is made, “FOR” the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2013 and “FOR” Proposal 2, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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